                                                                     EXHIBIT 4.1




                             COMPOSITE PLAN DOCUMENT

                                       FOR

                              BECKMAN COULTER, INC.

                         EMPLOYEES' STOCK PURCHASE PLAN




This Composite Plan Document incorporates:

     a. Amendment 1996-1 (executed October 11, 1996), effective November 1, 1996; and

     b. Amendment 1997-1 (executed October 20, 1997), effective January 1,
        1998.

     c. Amendment 1998-1 (executed December 9, 1998), effective July 1, 1998.

                              BECKMAN COULTER, INC.

                         EMPLOYEES' STOCK PURCHASE PLAN

1.      PURPOSE

        The purpose of the Beckman Coulter, Inc. Employees' Stock Purchase Plan is to furnish to eligible employees an incentive to advance the best interests of the Company by providing a method whereby they voluntarily may purchase stock of Beckman Coulter, Inc, at a favorable price and upon favorable terms.

2.      ELIGIBILITY

        (a) GENERAL STATEMENT, "ELIGIBLE EMPLOYEES". Subject to the exceptions and limitations stated in subparagraph (b) and any applicable local law, all regular employees, as defined in subparagraph (c), of Beckman Coulter, Inc., a Delaware corporation, (the "Company") are "Eligible Employees" who may participate in the plan, and, in addition, all regular employees of any present or future subsidiary of the Company to which the plan may be extended on a nondiscriminatory basis by Company management, shall be "Eligible Employees" who may participate in the plan.

        (b) EXCEPTIONS AND LIMITATIONS. The exceptions and limitations referred to in subparagraph (a) are the following: (i) no employee shall be eligible to participate in the plan unless prior to the date of grant (as defined in subparagraph 4(a)) he or she has completed at least one full calendar month of continuous employment, (ii) no employee shall be eligible to participate to the extent that suspension is required pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), because of a hardship withdrawal from a 401(k) plan, and (iii) no option shall be granted to an employee if such employee immediately after the option is granted, owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of a subsidiary company.

        (c) REGULAR EMPLOYEES DEFINED. The term "regular employees" means all employees of the Company and, as the case may be, of a subsidiary of the Company who are regularly employed for continuous employment.

3.      STOCK SUBJECT TO THE PLAN

        Subject to the provisions of paragraph 10 (relating to adjustment upon changes in stock), a number of shares of the Company's $.10 par value common stock ("common stock") in an amount equal to 1.25% of the total number of issued and outstanding shares of such common stock as of May 6, 1992 (the "1.25% Limit") shall become available for issuance under the plan on July 1, 1992, and thereafter, a number of shares of common stock in an amount equal to the 1.25% Limit shall become available for issuance under the plan each calendar year (commencing with the calendar year beginning on January 1, 1993). In addition, any unused portion of the shares of such common stock remaining from those reserved in 1991 for issuance under the plan and any unused portion of the 1.25% Limit for any calendar year shall remain available for issuance under the plan. Such shares of the Company's common stock may be unissued shares or reacquired shares or shares bought on the market for purposes of the plan.

4.      GRANT OF OPTIONS

        (a) GENERAL STATEMENT; "DATE OF GRANT"; "OPTION PERIOD"; "DATE OF EXERCISE". Following the effective date of the plan and continuing while the plan remains in force, the Company will offer options under the plan to all eligible employees, subject, however, to the limitation stated in subparagraph 6(e) which limits the rights of eligible employees who withdraw from the plan. Options shall become effective each January 1 and each July 1 (each of which dates hereinafter is referred to as "date of grant"). The term of each option is six months ("the option period") ending June 30 and December 31 in each year (each of which dates hereinafter is referred to as "date of exercise").

        (b) ELECTION TO PARTICIPATE; PAYROLL DEDUCTION AUTHORIZATION. An eligible employee may participate in the plan only by means of payroll deduction. Each eligible employee who elects to participate in the plan shall deliver to the Company, prior to the beginning of the payroll period from which payroll deductions will be made for the option period commencing on such date of grant, a payroll deduction authorization by a method or on a form acceptable to the Company whereby notice is given of the employee's election to participate in the plan as of the next following date of grant, and whereby the employee designates a stated amount to be deducted from his or her compensation on each pay day and paid into the plan for that employee's account. The total amount of a participant's payroll deductions may not exceed either of the following: (i) 10% per option period of the amount of "eligible compensation" (as defined in subparagraph (d)) from which the deduction is made, or (ii) an amount which will result in noncompliance with either the $25,000 per calendar year or the maximum number of shares per option period limitations stated in subparagraph (e).

        An option under the plan shall be deemed to have been granted automatically on the next following date of grant to each eligible employee who delivers to the Company a payroll deduction authorization within the time and in the form and manner stated in this subparagraph.

        (c) CONTINUING GRANT OF OPTIONS; CHANGES IN OPTIONS. Each eligible employee who is a participant in the plan automatically and without any act on his or her part shall be continued as a participant in the plan as long as he or she remains eligible or, as the case may be, until such employee withdraws from the plan. An option under the plan shall be granted automatically on each date of grant to each eligible employee who remains a participant in the plan.

        Any eligible employee who is a participant in the plan may change the extent of his or her participation by delivering to the Company prior to the beginning of the payroll period from which payroll deductions will be made for the option period commencing on such date of grant, an amended payroll deduction authorization by a method or on a form acceptable to the Company which designates the change in the stated amount to be deducted from his or her eligible compensation commencing on the next following date of grant. After commencement of the option period, a participant in the plan may decrease the extent of his or her participation to as low as 1% effective at the beginning of any month during the option period by delivering an amended payroll deduction authorization, by a method or on a form acceptable to the Company, prior to the first payroll period of any such month.

        (d) "ELIGIBLE COMPENSATION" DEFINED. The term "eligible compensation" includes the following: regular earnings, overtime, sick pay, shift differential, shift premium, vacation pay, incentive compensation, bonuses subject to formal programs, variable pay subject to formal programs, call-in pay, patent payments and holiday pay. Eligible compensation also includes any amounts contributed to a plan qualifying under Sections 401(k), 125 and 129 of the Code as salary reduction contributions as well as any amounts deferred under the Beckman Coulter, Inc. Executive Deferred Compensation Plan and the Beckman Coulter, Inc. Executive Restoration Plan. Any other form of compensation is excluded from eligible compensation, including but not limited to the following: prizes, awards, housing allowances, stock option exercises, stock appreciation rights, restricted stock exercises, performance awards, auto allowances, loss of company car, tuition reimbursement, article payments, tax reimbursement, Christmas gift, special awards, non-recurring bonuses, move-related payments, forms of imputed income, and Share Value Plan payments. The Organization and Compensation Committee of the Board of Directors of the Company (the "Committee") may include compensation components within the definition of eligible compensation as it deems desirable.

        (e) $25,000 AND MAXIMUM NUMBER OF SHARES LIMITATIONS. No employee shall be permitted to purchase stock under the plan or under any other employee stock purchase plan of the Company or of any of its subsidiaries or related corporations at a rate which exceeds $25,000 in fair market value of stock (determined at the time the option is granted) for each calendar year in which any such option granted to such employee is outstanding at any time. In addition, no employee shall be permitted to purchase in excess of 4,000 shares per option period (subject to adjustment in accordance with paragraph 10). To the extent payroll deductions are made which would result in a participant exceeding either of these limitations, the Company shall refund to the participant the excess amounts deducted promptly following such determination.

5.      EXERCISE OF OPTIONS

        (a) GENERAL STATEMENT. Each eligible employee who is a participant in the plan automatically and without any act on his or her part will be deemed to have exercised his or her option on each date of exercise to the extent that the balance then in such employee's account under the plan is sufficient to purchase at the "option price" (as defined in subparagraph (b)) whole and fractional shares of the stock subject to the plan. Notwithstanding the above, if the total number of shares purchasable pursuant to options granted in any option period exceeds the number of shares available for issuance as determined under paragraph 3 above, each participant's option shall be exercisable only for the number of shares equal to his or her pro rata portion of the remaining number of shares so available. Such pro rata portion shall be determined by multiplying the number of shares purchasable pursuant to each participant's option by a fraction the numerator of which is the number of shares remaining available for issuance and the denominator of which is the number of shares purchasable pursuant to outstanding options issued in the option period. Following such adjustment, the Company shall, at the Committee's discretion, either refund to the participant any remaining balance in a participant's account or carry any remaining balance forward in such account to apply toward the purchase price of shares on the next date of exercise.

        (b) "OPTION PRICE" DEFINED. The option price per share to be paid by each optionee on each exercise of his or her option shall be a sum equal to 90% of the fair market value of the stock subject to the plan on the date of exercise or on the date of grant, whichever amount is lesser. Fair market value of the stock on the date of exercise or, as the case may be, on the date of grant shall be the official closing price of such stock on such date on the New York Stock Exchange; and if no sale of the stock shall have been made on said exchange on such date, then fair market value on such date shall be the official closing price of the stock on said exchange on the next preceding date on which there was a sale.

        (c) DELIVERY OF SHARE CERTIFICATES. As soon as practicable following the date of exercise, the Company will deliver a certificate issued in the optionee's name with respect to which the option was exercised and for which the option price has been paid. The Company will deliver such certificate to the optionee; however, in the event the Company makes available an alternate arrangement for delivery to a book entry service, the Committee in its discretion may either require or permit the optionee to elect that such certificate be delivered to such book entry service. No interest or right under the plan shall be created by delivery of such certificate to a book entry service. In the event the Company is required to obtain from any commission or agency authority to issue any such certificate, the Company will seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such certificate shall relieve the Company from liability to any participant in the plan except to return to the participant the amount of the balance in his or her account.

6.      WITHDRAWAL FROM THE PLAN

        (a) GENERAL STATEMENT. Any participant may withdraw from the plan at any time during an option period or immediately following an exercise of an option. A participant who wishes to withdraw from the plan must deliver to the Company a notice of withdrawal by a method or on a form acceptable to the Company.

        (b) WITHDRAWAL DURING AN OPTION PERIOD. For a participant withdrawing during an option period, the Company, promptly following the time when the notice of withdrawal is received, will refund to the participant the amount of the balance in his or her account under the plan; and thereupon, automatically and without any further act on the participant's part, such participant's payroll deduction authorization, interest in the plan, and interest in his or her option under the plan shall terminate.

        (c) WITHDRAWAL IMMEDIATELY FOLLOWING AN EXERCISE OF AN OPTION. For a participant withdrawing immediately following an exercise of an option, and before any payroll deductions have been made for the next following option period, such participant's payroll deduction authorization and interest in the plan shall terminate automatically and without any further act on the participant's part and the participant shall be deemed to have withdrawn effective on the date of grant following such exercise.

        (d) WITHDRAWAL RESULTING FROM LOSS OF ELIGIBILITY. If a participant for any reason becomes ineligible for participation in the plan, the participant automatically and without any act on his or her part shall be deemed to have withdrawn from the plan as of the date when he or she became ineligible to participate. The Company promptly will refund to the participant the amount of the balance of his or her account under the plan, and as of the date when the participant became ineligible to participate, the participant's payroll deduction authorization, interest in the plan, and interest in his or her option under the plan shall terminate. A participant shall become ineligible at the time when he or she no longer can comply with the requirements for eligibility stated in paragraph 2 or any requirements imposed by applicable local law.

        (e) LIMITATION UPON PARTICIPATION FOLLOWING WITHDRAWAL. A participant who withdraws effective on a date of grant as stated in subparagraph (c) may participate commencing on the next following date of grant, unless otherwise ineligible or prohibited by operation of law, rule or regulation. In all other instances, a participant who withdraws from the plan, either by his or her election to withdraw as stated in subparagraph (b), or by loss of eligibility to participate as stated in subparagraph (d), shall not be eligible for participation in the plan for the option period next following the option period during which he or she withdrew, or, if applicable, for any option period or part of an option period during which a participant has been prohibited or suspended from participation by operation of law, rule or regulation; but thereafter if eligible he or she again may participate. The limitation stated in this subparagraph (e) shall not be applicable in the case of a participant who withdraws from the plan or becomes ineligible to participate in the plan by reason of his or her entering the military service of the United States.

7.      TERMINATION OF EMPLOYMENT

        (a) TERMINATION OF EMPLOYMENT OTHER THAN BY RETIREMENT OR DEATH. If the employment of a participant terminates other than by retirement or death, the participant automatically and without any act on his or her part shall be deemed to have withdrawn from the plan on the day following the effective date of termination of his or her employment. The Company promptly will refund to the participant the amount of the balance in his or her account under the plan, and thereupon the participant's interest in the plan shall terminate.

        (b) TERMINATION BY RETIREMENT. If, on or after the day that is three months before the date of exercise, a participant retires or early retires (as such terms are defined in the then current retirement plan for Company employees), such participant may, at his or her election, by a method or on a form acceptable to the Company, either (i) provide notice to the Company on or before his or her retirement date of exercise of his or her outstanding option in which event the Company shall retain the balance in such participant's account during the then current option period and then apply the balance in such account under the plan to purchase at the option price shares of the Company's stock, or (ii) provide notice to the Company requesting payment of the balance in such account, in which event the Company promptly shall make payment, and thereupon the participant's interest in the plan and in his or her outstanding option under the plan shall terminate. If the participant elects to exercise his or her option, the date of exercise for the purpose of computing the amount of the purchase price of the Company's stock shall be the end of the then current option period.

        If a participant retires prior to the day that is three months before the date of exercise, the Company promptly will refund the amount in the participant's account, and thereupon the participant's interest in the plan and in his or her outstanding option under the plan shall terminate.

        (c) TERMINATION BY DEATH. If the employment of a participant is terminated by death, the Company promptly will pay the balance of the participant's account under the plan to the person whom the participant has named beneficiary to receive the benefits of the Company's basic group life insurance plan, or to the participant's estate if he or she has not named any such beneficiary, and thereupon the participant's interest in the plan and in his or her option under the plan shall terminate.

8.      RESTRICTION UPON ASSIGNMENT

        An option granted under the plan shall not be transferable. An option may not be exercised to any extent except by the optionee. The Company will not recognize and shall be under no duty to recognize any assignment or purported assignment by an optionee of his or her option or of any rights under his or her option. (The effect of death upon the rights of an optionee is stated in subparagraph 7(c)).

9.      NO RIGHTS OF STOCKHOLDER UNTIL CERTIFICATE ISSUED

        With respect to shares subject to an option, an optionee shall not be deemed to be a stockholder of the Company and he or she shall not have any of the rights or privileges of such a stockholder. An optionee shall have the rights and privileges of a stockholder of the Company when, but not until, a certificate for shares has been issued to the participant following exercise of his or her option or recorded to the participant's account with a book entry service.

10.     CHANGES IN STOCK; ADJUSTMENTS

        Whenever any change is made in the stock subject to the plan, or subject to options outstanding under the plan (through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure, or otherwise), appropriate action will be taken by the Board of Directors to adjust accordingly the number of shares subject to the plan and the number and option price of shares subject to options outstanding under the plan.

11. USE OF FUNDS; NO INTEREST PAID.

        All funds received or held by the Company under the plan will be included in the general funds of the Company and may be used for any corporate purpose.

        No interest will be paid to any participant or credited to his or her account under the plan.

12. AMENDMENT OF THE PLAN.

        The Board of Directors may amend or suspend the plan at any time and from time to time subject to the limitation that approval by the vote of the holders of more than 50 % of the outstanding shares of the Company entitled to vote shall be required to amend the plan (i) to change the number of shares reserved for option under the plan, (ii) to decrease the option price below a price computed in the manner stated in subparagraph 5(b), or (iii) in any manner which requires stockholder approval under any provision of law or under any requirement of the stock exchange on which shares are then trading.

13.     ADMINISTRATION BY COMMITTEE; RULES AND REGULATIONS

        The plan shall be administered by the Committee (as such term is previously defined), none of whom shall be eligible to participate in the plan.

        The Committee shall have the power to make, amend, and repeal rules and regulations and establish such procedures as it deems appropriate for the interpretation and administration of the plan. The Committee may construe the plan, correct defects, supply omissions and reconcile inconsistencies to the extent necessary to effectuate the plan, provided that such does not conflict with the plan, and such action shall be conclusive.

14.     EFFECTIVE DATE; TERM; EARLY TERMINATION

        The plan shall become effective July 1, 1989, and shall remain in force until December 31, 2001, unless it is sooner terminated effective at the close of business on June 30 or December 31 of any year by a resolution adopted by the Company's Board of Directors pursuant to authority which hereby expressly is reserved. Termination of the plan by action of the Board of Directors shall not diminish the rights of any optionee nor impair the obligations of the Company under any outstanding option; and the obligation of the Company to any participant with respect to an outstanding option shall be the same as though he or she had elected not to participate in the plan following the date as of which it was terminated by action of the Board of Directors.

15.     PLAN CONSTRUCTION.

        It is the intent of the Company that transactions in and affecting options in the case of participants who are or may be subject to the prohibitions of Section 16 of the Securities and Exchange Act of 1934 ("SEC
Section 16") satisfy any then applicable requirements of 17 C.F.R. 240.16b-3 (hereinafter known as Rule 16b-3) so that such persons (unless they otherwise agree) will be entitled to the exemptive relief of Rule 16b-3 in respect of those transactions and will not be subjected to avoidable liability thereunder. Accordingly, this plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from SEC Section 16 with respect to plan transactions. If any provision of this Plan or of any option would otherwise frustrate or conflict with the intent expressed above, that provision to the extent possible shall be interpreted as to avoid such conflict. If the conflict remains irreconcilable, the Committee may disregard the provisions if it concludes that to do so furthers the interest of the Company and is consistent with the purposes of this plan as to such persons in the circumstances.